EXHIBIT 99.1



TO:    THE SECURITIES AND EXCHANGE COMMISSION
Application Of The New York Stock Exchange, Inc. to strike from listing and registration at the opening of the trading session May 14 1999.


Kimmins Corporation
Common Stock, $.001 par value

                  File No.
Securities Exchange Act of 1934
                  Section 12(d)
--------------------------------------------------------------------------------
The New York Stock Exchange, Inc. (the "Exchange") pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2 thereunder, makes application to the Securities and Exchange Commission (the "Commission") to strike from listing and registration on the Exchange at the opening of the trading session on May 14, 1999, the Common Stock of Kimmins Corporation (the "Company") because in the opinion of the Exchange said stock is no longer suitable for continued listing and trading on the Exchange. Information supplied by the Company or taken from other sources believed by the Exchange to be reliable indicates that as of February 12, 1999, the aggregate market value of publicly held shares was $5.2 million and aggregate market value of all outstanding shares of Common Stock was $10.3 million together with average net loss for the last three years of $5.3 million.

2. Exchange Rule 499.20, Subsections 3 and 4 states, in effect that, the Exchange would normally give consideration to suspending or removing from the list a security of a company when -- Aggregate market value of publicly-held shares is less than $8,000,000; "Aggregate market value of shares outstanding (excluding treasury stock) is less than $12,000,000 and Average net income after taxes for past 3 years is less than $600,000".

3. The Exchange on February 12, 1999 determined that the stated issue of the Company should be suspended from trading before the opening of the trading session on March 2, 1999 and directed the preparation and filing with the Commission of this application for the removal of the aforementioned issue of the Company from listing and registration on the Exchange. The Company was notified accordingly on February 12, 1999.

4. Pursuant to the above authorization, a press release was immediately issued and an announcement was made on the "ticker" of the Exchange at the opening and at the close of the trading session on February 26, 1999 and other dates of the proposed suspension of trading in the Common Stock of the Company. Trading on the Exchange in the Common Stock of the Company was suspended before the opening of the trading session on March 2, 1999.

5. The Exchange, pursuant to Rule 12d2-2(e)(ii), will forward promptly a copy of this application to the Company.


                                          NEW YORK STOCK EXCHANGE, INC.



Dated:  April 26, 1999                    Antonio Aliberti, Manager




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